Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-100458 and 333-125443 of Red Robin Gourmet Burgers, Inc. (the “Company”) on Form S-8 of our reports dated February 22, 2006, relating to the consolidated financial statements of the Company and management’s report on the effectiveness of internal control over financial reporting appearing in this annual report on Form 10-K of Red Robin Gourmet Burgers, Inc. for the year ended December 25, 2005.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
February 22, 2006